Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INFRARED CAMERAS HOLDINGS, INC.

February 9, 2024

Infrared Cameras Holdings, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”) does hereby certify that:

1.             The name of the Corporation is Infrared Cameras Holdings, Inc. The Corporation was incorporated under the name SportsMap Tech Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2021 (the “Original Certificate”).

2.             An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on October 15, 2021 (as amended from time to time, the “A&R Certificate”).

3.             An Amended and Restated Certificate of Incorporation, which amended and restated the A&R Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on December 19, 2023 (as amended from time to time, the “Existing Certificate”).

4.             Article I of the Existing Certificate is hereby amended by restating the article in its entirety to read:

“The name of the corporation is MultiSensor AI Holdings, Inc. (the “Corporation”).”

5.             This Certificate of Amendment was duly adopted in accordance with the applicable provisions of the DGCL.

6.             The foregoing amendment shall be effective at 4:00 p.m., Eastern Time, on the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steve Guidry, the Secretary of the Corporation, this 9th day of February 2024.

/s/ Steve Guidry
Steve Guidry, Secretary